UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2013
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition.
In a press release dated August 7, 2013, a copy of which is attached hereto as Exhibit 99.1, and the text of which is incorporated by reference herein, Post Holdings, Inc. (“Post” or the “Company”) announced results for its third quarter ended June 30, 2013.
The information contained in Item 2.02 and the Exhibit attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.
In the Company’s press release, the Company makes reference to certain non-GAAP financial measures including Adjusted EBITDA, Adjusted net earnings available to common stockholders and Adjusted diluted earnings per share. Management has determined that the Adjusted EBITDA, Adjusted net earnings available to common stockholders and Adjusted diluted earnings per share metrics presented herein are key metrics that will help investors understand the ultimate income and near-term cash flows generated by Post’s business. Adjusted EBITDA is a non-GAAP measure which represents net earnings excluding income taxes, net interest expense, net other nonoperating income/expense, depreciation and amortization, non-cash stock based compensation, nonrecurring cash compensation for retention/severance, restructuring and plant closure costs, acquisition related transaction costs, inventory revaluation adjustments on acquired businesses, accounts receivable servicing fees, costs to effect Post’s separation from Ralcorp Holdings, Inc. and to establish stand-alone systems and processes, mark to market adjustments on economic hedges and intangible asset impairments, if any, and including an estimate of incremental costs Post would have incurred had it been a stand-alone public company for the entirety of the periods presented. The Company believes that Adjusted EBITDA is useful to an investor in evaluating the Company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents. Adjusted net earnings available to common stockholders is a non-GAAP measure which represents net earnings available to common stockholders excluding costs to effect Post’s separation from Ralcorp and to establish stand-alone systems and processes, nonrecurring cash compensation for retention/severance, restructuring and plant closure costs, acquisition related transaction costs, inventory revaluation adjustments on acquired businesses, items not transferred to Post after the separation from Ralcorp such as equity income and currency gains on intercompany debt, and includes an estimate of incremental selling, general and administrative costs and interest expense Post would have incurred had it been a stand-alone public company for the entirety of all periods reported. The Company believes Adjusted net earnings available to common stockholders and Adjusted diluted earnings per common share are useful to investors in evaluating the Company’s operating performance because they exclude items that could affect the comparability of the Company's financial results and could potentially distort the trends in business performance. In addition, for the historical periods presented, they provide investors with insight into the Company’s performance on a basis consistent with being a stand-alone public company rather than an operating segment of Ralcorp.
The calculations of Adjusted EBITDA, Adjusted net earnings available to common stockholders and Adjusted diluted earnings per common share are not specified by United States generally accepted accounting principles. The Company’s calculations of Adjusted EBITDA, Adjusted net earnings available to common stockholders and Adjusted diluted earnings per common share may not be comparable to similarly-titled measures of other companies. For additional information, see the non-GAAP reconciliation tables furnished with this Form 8-K in Exhibit 99.1. Any non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP.
Item 2.05.    Costs Associated with Exit or Disposal Activities.
On April 4, 2013, the Company filed a Current Report on Form 8-K reporting amounts of certain pre-tax future cash expenditures it expected to incur in connection with the planned closure of its Modesto, California facility. As of the date of the filing of that Current Report, the Company was unable to provide a good faith estimate of the accelerated depreciation charges it expected to incur.  During the quarter and nine months ended June 30, 2013, Post incurred an incremental $4.8 million of accelerated depreciation expense recorded in cost of sales and $3.0 million related to employee termination benefits including a pension curtailment of $1.7 million. Post anticipates recognizing an additional $13.3 million of accelerated depreciation expense and $2.1 million of employee termination benefits during the period of April 2013 through September 2014 related to the plant closure.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Number	Description
Exhibit 99.1	Third Quarter Earnings Press Release dated August 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 7, 2013	Post Holdings, Inc.
(Registrant)

	By:	/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Third Quarter Earnings Press Release dated August 7, 2013

5